FOR IMMEDIATE RELEASE

INVESTOR CONTACT:	MEDIA CONTACT:
Carroll Wallace, CFO	Bill Marino, Managing Partner
Exabyte Corporation	Trippe-Marino / SJI Communications, Inc. (PR)
303-417-7049	303-988-5133
cwallace@exabyte.com	bmarino@trippemarino.com

EXABYTE ANNOUNCES THIRD QUARTER 2005 FINANCIAL RESULTS

Cost Control Measures Continue to Favorably Impact Operating Results; Recent Analyst Report Shows Exabyte Now Clear Market Share Leader in Entry-level Tape Automation; Magnum 2U 1X7 Revenue Increases 32% Sequentially

Boulder, Colo. – November 2, 2005 – Exabyte Corporation (OTCBB: EXBY), the leading innovator in tape backup, restore and archival systems, today announced financial results for the third quarter of 2005, ended September 30, 2005.

Total revenue for the third quarter was $21.3 million compared to $23.8 million for the previous quarter and $23.6 million for the third quarter of 2004. Loss from operations in the third quarter of 2005, which included a restructuring charge of $470,000, totaled $2.0 million, versus $889,000 in the previous quarter and $3.5 million in the third quarter of 2004. Net loss for the third quarter of 2005 was $2.3 million, as compared to a net loss of $2.2 million in the prior quarter, which included a provision for settlement of litigation of $1.1 million. Net loss for the third quarter of 2004 was $3.9 million.

Quarterly revenue is typically lower in the third quarter and this seasonal trend continued in 2005. In addition, the decrease in revenue in the third quarter 2005, as compared to the previous quarter and the prior year, was impacted by reduced revenue from VXA hardware and media products, which decreased 30% sequentially and 32% year-over-year. Revenue for the quarter was also affected by an OEM customer reducing its inventory levels in anticipation of the introduction of new drive products in the fourth quarter of 2005, and a decrease in inventory levels being held by our media products distributor. In addition, the year-over-year decrease was partially a result of increased VXA drive revenue in the third quarter of 2004 related to an OEM customer requiring additional drives to meet the one-time demand of a significant customer. Legacy product revenue decreased 23% year-over-year due to the discontinuation of all Legacy related hardware products as of the end of the third quarter 2005. Sequential and year-over-year increases in LTO automation of 23% and 126%, respectively, offset a portion of the overall revenue

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decrease. Revenue from the Magnum 2U 1X7 LTO Automation product increased 32% over the previous quarter.

The aforementioned restructuring charge relates primarily to the reorganization of the Company’s sales force in Europe and the resulting headcount reductions.

Third Quarter Highlights:

•

Automation hardware revenue continued to experience strong market acceptance and totaled $9.3 million, or 44% of total revenue, an increase from 26% of total revenue in the third quarter of 2004, and 40% in the previous quarter

•

Products developed and introduced to the market in the past three years contributed 64% of total revenue, as the Company continues to concentrate on expanding revenue from its VXA product line and LTO automation products

•	Excluding restructuring charges, operating costs decreased 7% sequentially and 13% year over year, as management continued to focus on cost reduction efforts in all functional areas of the Company
•

In September 2005, the Company announced the release of its new third generation VXA Packet Tape Drive, the VXA 320, which doubles the capacity and speed of the prior generation drive. This new product meets the market demand for increased capacity at an affordable price.

•

Fujitsu Siemens Computers has selected Exabyte’s two showcase VXA-320 products – the VXA-320 Packet Drive and the VXA-320 PacketLoader 1x10 – to market and sell to small and medium-sized enterprises in its global customer base. Fujitsu Siemens Computers will offer the products as the FibreCAT TXV and FibreCAT TX10 PacketLoader, respectively.

•

The “IDC Worldwide Tape QView, October 2005”, documents Exabyte’s market leadership position in the entry-level tape automation market. The report indicates that as of the end of the second quarter of 2005, Exabyte is the clear market leader in this sector with a 38% market share (in revenue), nearly twice that of the nearest competitor.

“The introduction to the VXA 320 represents an exciting addition to our existing product line and demonstrates our commitment to the development of innovative products that meet the needs of the market”, said Tom Ward, President and CEO of Exabyte. “We believe the VXA 320 and other new products that we expect to introduce in the fourth quarter of 2005 and in 2006 are the primary platform for the Company’s future revenue growth.”

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Other Highlights:

•

On November 1, 2005, the Company announced the completion of a private sale of $9.5 million of 10% Secured Convertible Subordinated Notes and warrants to purchase shares of its common stock. The proceeds from this offering will be used for general working capital purposes, including new product development and marketing activities.

•

On November 1, 2005, the Company also announced a modification to its Media Distribution Agreement with Imation Corporation, which increases the Company’s gross margin on sales of its proprietary removable data storage media.

•	On November 1, 2005, the Company received a $1,200,000 royalty payment as settlement of certain patent infringement litigation.
•	Effective for trading on October 31, 2005, the Company completed a 10:1 reverse split of its outstanding common stock.

The Company will hold a conference call on Wednesday morning, November 2 at 8:00 a.m. MDT to discuss third quarter financial results. Interested parties can join the call by dialing 866-578-5801, in the U.S. or 617-213-8058 internationally and entering the participant code 39566836. The call also will be webcast from the Company web site; for information, please visit http://www.exabyte.com/earnings. In addition, the call will be recorded and available on the Company’s web site after 5:00 p.m.

About Exabyte Corporation

Exabyte Corporation (OTCBB: EXBY) is the leading innovator and provider of tape storage products. For over 20 years, the company has been recognized for its innovative engineering approach and for consistently raising industry standards in technology, quality, and data reliability for tape drives and tape automation. The Company’s products back up and restore critical business information in a manner consistently ahead of its competitors in terms of storage capacity, reliability, and transfer speeds – all at competitive prices. With award-winning VXA Packet Technology, patented ExaBotics™ and its innovative engineering approach, Exabyte’s VXA™ and LTO™ (Ultrium™) products are ideally suited for SMB and departmental servers, workstations, LANs, and SANs. Exabyte has a worldwide network of OEMs, distributors, and resellers that share the company’s commitment to innovation and customer service, including IBM, Fujitsu Siemens, Apple, Imation, Toshiba, Tech Data, Ingram Micro, and CDW. For additional information, call 1-800-EXABYTE or visit www.exabyte.com.

The foregoing contains forward-looking statements related to the Company’s products and business prospects. Such statements are subject to one or more risks. The actual results that the Company achieves may differ materially from such forward-looking statements due to risks and uncertainties related to customer dependence, competition, product development, market demand, management of the business and product transitions and other such risks as noted in the Company’s 2004 Form 10-K and

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subsequent Form 10-Qs.

Exabyte, VXA and M2 are registered trademarks, and, MammothTape is a trademark of Exabyte Corp. All other trademarks are the property of their respective owners.

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Exabyte Q3-05 Earnings, page 5

EXABYTE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

The following table sets forth the Company's operating results in dollars and as a percentage of revenue for each period presented.

	Three Months Ended					
	September 30, 2004		June 30, 2005		September 30, 2005	
	$	%	$	%	$	%
Net revenue	$ 23,566	*100.0*	$ 23,776	*100.0*	$ 21,306	*100.0*
Cost of goods sold	18,604	*78.9*	16,708	*70.3*	15,484	*72.7*
Gross profit	4,962	*21.1*	7,068	*29.7*	5,822	*27.3*
Operating expenses:						
Selling, general and administrative	6,236	*26.5*	5,437	*22.8*	5,555	*26.1*
Engineering, research and development	2,240	*9.5*	2,520	*10.6*	2,316	*10.8*
Total operating expenses	8,476	*36.0*	7,957	*33.4*	7,871	*36.9*
Loss from operations	(3,514)	*(14.9)*	(889)	*(3.7)*	(2,049)	*(9.6)*
Other income (expense):						
Interest expense	(284)	*(1.2)*	(353)	*(1.5)*	(387)	*(1.8)*
Gain on foreign currency translation	72	*0.3*	198	*0.7*	200	*0.9*
Provision for litigation settlement	-	-	(1,125)	*(4.7)*	-	-
Other, net	(155)	*(0.7)*	(38)	*(0.1)*	(60)	*(0.2)*
Total other income (expense)	(367)	*(1.6)*	(1,318)	*(5.6)*	(247)	*(1.1)*
Net loss	$ (3,881)	*(16.5)*	$ (2,207)	*(9.3)*	$ (2,296)	*(10.7)*
Basic and diluted loss per share	$ (0.36)		$ (0.19)		$ (0.20)	
Weighted average common shares used in the calculation of basic and diluted loss per share	10,735		11,438		11,689	

RECLASSIFICATIONS & REVERSE STOCK SPLIT

Certain reclassifications have been made to prior periods' balances to conform with current period presentations. Also, effective October 31, 2005, the Company effected a one for ten reverse split of its common stock that combined ten outstanding shares prior to the split into one outstanding share after the split. All share and per share data amounts have been adjusted to reflect the split.

Exabyte Q3-05 Earnings, page 6

Exabyte Q3-05 Earnings, page 7

EXABYTE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

ASSETS

	December 31, 2004	(Unaudited) June 30, 2005	(Unaudited) September 30, 2005
Current assets:			
Cash and cash equivalents	$ 444	$ 342	$ 283
Accounts receivable, net	13,929	12,856	11,841
Inventory, net	12,398	11,603	8,654
Other	2,322	1,837	1,768
Total current assets	29,093	26,638	22,546
Equipment and leasehold improvements, net	2,601	2,853	2,834
Goodwill	7,428	7,428	7,428
Other non-current assets	857	718	664
	$ 39,979	$ 37,637	$ 33,472

LIABILITIES AND STOCKHOLDERS' DEFICIT

	December 31, 2004	(Unaudited) June 30, 2005	(Unaudited) September 30, 2005
Current liabilities:			
Accounts payable	$ 7,766	$ 6,503	$ 8,019
Accrued liabilities	5,017	5,984	5,694
Current portion of deferred revenue	3,460	3,409	3,450
Line of credit - Bank	6,173	9,705	8,304
Current portion of notes payable - suppliers	3,201	4,835	4,824
Current portion of other non-current liabilities	488	407	360
Total current liabilities	26,105	30,843	30,651
Notes payable, less current portion:			
Suppliers	6,210	3,091	1,833
Others	2,973	2,987	2,994
	9,183	6,078	4,827
Deferred revenue, less current portion	15,025	14,168	13,767
Accrued warranty, less current portion	845	1,042	1,012
Other liabilities, less current portion	573	300	260
Stockholders' deficit	(11,752)	(14,794)	(17,045)
	$ 39,979	$ 37,637	$ 33,472